WHOLELIFE COMPANIES, INC. – ACCP, LP

EXCHANGE AND CONTRIBUTION AGREEMENT

To Be Designated Series A and Series B Preferred Stock

This Exchange and Contribution Agreement (“Agreement”) is entered into effective as of December 31, 2013, between Wholelife Companies, Inc., a Delaware corporation (“Corporation”) and ACCP, LP, a Delaware limited partnership (“Contributor”), with reference to the following:

WHEREAS, on or about November 7, 2013, Contributor, through an Affiliate (“Lender”), entered into a funding agreement with Wholelife’s subsidiary, WL Dallas Uptown, LLC, fka Old Warsaw, LLC, for an extension of credit in the original principal amount of $425,000 (“Loan No. 1”), which Loan No. 1 has been assigned by Lender to Contributor; and

WHEREAS, on or about December 13, 2013, Contributor extended a loan to Corporation’s subsidiary, Wholelife Cibolo Development, LLC in the original principal amount of $1,430,000 (“Loan No. 2”); and

WHEREAS, both parties are desirous of Contributor converting and exchanging all rights in and to Loan No. 1 and Loan No. 2 in exchange for the issuance, as of December 31, 2013, of 185,500 shares of a to-be-designated series of preferred stock in Corporation, to be denominated “Series A Preferred Stock,” which stock shall have the features described hereinbelow.

1.                  Number of Shares; Designation. A total of 185,500 shares of preferred stock, par value $0.0001 per share, of the Corporation, are to be designated as Series A Preferred Stock (“Series A”). Separate from the instant exchange and conversion is Corporation’s designation of an additional 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation, which shall be designated as Series B Preferred Stock (“Series B,” collectively, with Series A, the “Series”), and as to which Contributor intends to acquire, contemporaneously herewith, an additional 100,000 shares at the purchase price of $10.00 per share, which purchase shall be memorialized by Contributor’s execution of a Subscription Agreement. Shares of both Series A and Series B (collectively, the “Preferred Shares”), shall be issued as follows:

a. Series A shall consist of 185,500 Preferred Shares, to be immediately issued to Contributor or its nominee or assignee, in consideration of Contributor’s prior loans described above, at a per share price of $10.00 per share; and

b. Up to an additional 1,000,000 Preferred Shares (the Series B shares) are contemporaneously hereby approved by Corporation’s Board of Directors to be issued at the price of $10.00 per Preferred Share, which may be effectuated without further action or approval of Corporation's Board of Directors.

c. Corporation shall file an appropriate Certificate of Designation with the Delaware Secretary of State as soon as practicable to confirm the specific features of both Series, as resolved by Corporation’s Board of Directors and as set forth herein.

2.               Rank. Both Series, with respect to rights (other than dividend rates and redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, shall rank pari passu with one another. Further, both Series A and Series B shares shall each rank:

(i)	Senior and prior to the Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in an amendment to the Certificate of Incorporation or a certificate of designation establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Corporation’s Capital Stock which are junior to the Preferred Shares with respect to the rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Liquidation Shares.”

(ii)	Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in an amendment to the Certificate of Incorporation or a certificate of designation establishing such additional preferred stock as ranking senior to the Preferred Shares. Any shares of the Corporation’s Capital Stock which are senior to the Preferred Shares with respect to rights (including rights to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Liquidation Shares.”

3.                  Dividends. Dividends may be declared and paid on the Preferred Shares, subject to there being funds legally available therefor, as and when determined by the Board of Directors. It is hereby declared by the Board of Directors that the Series A Preferred Shares shall pay an initial dividend as to Holders of all shares of such Series A outstanding as of June 30, 2014, of $2.60 per share, payable five business days after such ex-dividend date. It is further hereby declared by the Board of Directors that the Holders of Series B Preferred Shares shall be paid an annual dividend equal to $2.00 per share, as to all such Holders of record as of the ex-dividend date to be set by the Board of Directors but, as to the 2014 fiscal year, in no event later than December 31, 2014, payable not later than five (5) business days after such ex-dividend date.

4.                  Liquidation. The liquidation value per Preferred Share, in the case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be pari passu with all holders of Common Stock and Preferred Stock.

5.	Conversion Rights by Holders to Common Stock and Conversion (Redemption) Rights of Corporation.

(a)                Right to Convert. Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”).

(b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., central time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which the Federal Reserve Bank of Dallas, Texas is closed in the ordinary course of business) on which such Holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Preferred Shares to be converted. The number of shares of Common Stock issuable shall equal the number of Preferred Shares being converted. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Commission Stock to which such Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including, without limitation, the calculation of any adjustment to the Conversion Price following any adjustment thereof), the Corporation shall issue to such Holder the Number of Conversion Shares that are not disputed within the time periods specified in paragraph 5(d) below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Corporation’s regularly retained accountants) within two (2) Business Days following the Corporation’s receipt of such Holder’s Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the Party whose calculations were most at variance with those of such accountant.

(c) Number of Conversion Shares. The number of Conversion Shares of Common Stock to be delivered by the Corporation to a Holder for each Preferred Share pursuant to a Conversion shall be equal to the number of Preferred Shares being surrendered for conversion.

(d) Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Corporation receives a Conversion Notice from a Holder by facsimile transmission pursuant to paragraph 5(b), above, and the date on which the Corporation receives the related Preferred Shares certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 5(c) above; provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the termination made pursuant thereto.

(e) In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or calculation of outstanding shares of Common Stock of the Corporation, any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provisions shall be made as part of the terms of such transaction whereby the holder of each share of the Series then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to (i) establish such right and (ii) ensure that any such transaction does not, in and of itself, effect the holders’ rights to the Liquidation Value. The provisions of this subparagraph shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(f) If: (i) the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or (ii) there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, the Corporation shall cause to be delivered to each Holder, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their share of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 5(f).

(g) Subject to the proviso set forth in paragraph 5(c) hereof, the Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of the Series the maximum number of each of its authorized by unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of the Series, and shall take all action required to increase the authorized number of shares of Common Stock, or any other actions necessary or desirable, if at any time there shall be insufficient authorized by unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of either or both Series.

(h) Redemption or Conversion by Corporation. At any time, Corporation shall have the right to redeem all or any portion of Preferred Shares of either or both Series, without penalty, so long as all dividends which have theretofore been declared have been paid, and Corporation pays the per share redemption price of $10.00 for each Preferred Share so redeemed. Further, Corporation shall have the absolute right to convert all or any portion of the Series A Preferred Shares into a like number of Series B Preferred Shares upon payment of any dividend then due, which shall be pro-rated as of the date when Corporation serves a Conversion Notice upon any Holder of Series A Preferred Shares. No put option is intended or implied in favor of any Holder of Preferred Shares.

6. Status of Shares. All Preferred Shares at any time converted pursuant to paragraph 5 above and all Preferred Shares otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors shall be retired and shall not be subject to reissuance.

7. Voting Rights. Each share of both Series shall entitle the holder thereof to one (1) vote for each Share into which such share of the Series is then Convertible, with all voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of the Series held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

8. Restrictions and Limitations. Except as expressly provided herein, so long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred Shares, voting together as a single class:

(i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired or (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari passu with the Preferred Shares with respect to the payment of dividends; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum, or, if lower than cost, at fair market value, upon the occurrence of certain events, such as the termination of employment; and provided further, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $5,000,000 during any twelve month period;

(iii)	alter, modify or amend (by merger or otherwise) the terms of either Series in any way;

(iii) create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over either or both Series as to redemption or distribution of assets upon a Liquidation Event;

(iv) increase (whether by merger or otherwise) the authorized number of shares of either Series;

(v) re-issue (whether by merger or otherwise) any Preferred Shares which have been converted in accordance with the terms hereof;

(vi) issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred Shares as to rights upon a Liquidation Event;

(vii) issue (whether by merger or otherwise) any additional shares of either Series beyond the share volume stated hereinabove, except pursuant to the terms of this Agreement;

(viii) enter into any definitive agreement or commitment with respect to any of the foregoing; or

(ix) cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

In the event that the Holders of at least a majority of the outstanding Preferred Shares of either Series A or Series B agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms such change applies to less than all of the Preferred Shares then outstanding.

9. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and “controlling” and “controlled” having meanings correlative to the foregoing.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders.”

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed on its behalf by its undersigned Chairman and President as of December 31, 2013.

WHOLELIFE COMPANIES, INC.

___________________________________

By: JOHN B. LOWERY, President and Chairman

Approved effective as of December 31, 2013.

ACCP, LP, a Delaware limited partnership

By: _______________________________

Dr. Bernardo Pana, M.D., Managing Partner